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                                                                    EXHIBIT 99.1


                              For Immediate Release
                              ---------------------
April 13, 2004

Jacksonville, Illinois

Contact:     Richard A. Foss         Diana S. Tone
             President and CEO       Chief Financial Officer
             (217)245-4111           (217)245-4111


             JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Small Cap-JXSB) reported net income for the three months ended March 31, 2004, of $185,000, or $0.10 per common share, basic and $0.09 per common share, diluted, compared to net income of $411,000, or $0.21 per common share, basic and diluted, for the three months ended March 31, 2003.

Net income for the three months ended March 31, 2004 decreased $226,000 from the three months ended March 31, 2003. The decrease in net income is primarily due to a decrease in other income of $701,000 and an increase in other expense of $235,000, partially offset by a decrease in the provision for loan losses of $550,000 and an increase in net interest income of $4,000.

The $4,000 increase in net interest income during the first quarter of 2004 is the net result of a $366,000 decrease in interest income offset by a $370,000 decrease in interest expense. Interest income on loans decreased $505,000 mostly due to the low interest rate environment of 2003, which resulted in continued refinance activity. The sale of loans to the secondary market during 2003 contributed to the $18.0 million decrease in the average balance of the loan portfolio during the first quarter of 2004 compared to the first quarter of 2003. Interest expense has decreased, notwithstanding an $11.0 million growth in the average balance of deposits, due to lower interest rates.

The $701,000 decrease in other income is primarily due to the $563,000 negotiated settlement the Company received from its insurance carrier during the first quarter of 2003. The remainder of the change in other income is attributed to a decrease of $265,000 in gains on loan sales to the secondary market, partially offset by an increase of $100,000 in brokerage commissions. Other expenses increased $235,000 primarily due to increases of $161,000 in salaries and benefits, $37,000 in occupancy, and $21,000 in legal and accounting expense. Salaries and benefits expense has been impacted by several factors, including a decrease in the deferral of salaries capitalized as loan costs and the hiring of additional personnel in the lending department during 2003, as disclosed in previous filings.

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Total assets at March 31, 2004 increased to $265.2 million from $261.8 million at December 31, 2003. Total deposits at March 31, 2004, were $238.0 million, compared to $235.2 million at December 31, 2003. Total equity at March 31, 2004, and December 31, 2003, was $21.0 million and $20.0 million, respectively; the increase is primarily due to the change in unrealized gains on available-for-sale investment securities. At March 31, 2004, the Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 6.6%, 12.0%, and 13.3%, respectively.

Jacksonville Bancorp, Inc. is a federally-chartered, stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to the sole ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery counties in Illinois. All information at and for the period ended March 31, 2004, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.